Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, (540) 278-1705

Charles W. Maness, Jr., Executive Vice President & CFO, (540) 278-1702

HomeTown Bankshares Corporation Reports Record Earnings through the Third Quarter of 2013

Roanoke, VA (October 25, 2013) – HomeTown Bankshares Corporation, the parent company of HomeTown Bank, generated record earnings for the third quarter ended September 30, 2013 contributing to a 74% increase in earnings from operations for the first nine months of 2013.

A net profit of $772,000 or $0.09 per diluted common share was realized for the third quarter of 2013 compared to a net profit of $584,000 or $0.13 per diluted common share for the third quarter of 2012. Net income for the first nine months of 2013 grew 74% to $1.94 million or $0.33 per diluted common share vs. net income of $1.11 million or $0.20 per diluted common share earned during the first nine months of 2012. For comparison purposes, the 2012 results exclude the one-time deferred tax benefit of $2.93 million realized on January 1, 2012. Deferred tax assets represent future potential tax deductions that result from timing differences between tax laws and generally accepted accounting principles (GAAP). The recognition of deferred tax assets added $.90 per share for total earnings of $1.10 per common share for the nine months ended September 30, 2012.

Non-interest income increased to $318,000 in the 3rd quarter of 2013 and $1.09 million for the nine months ended September 30, 2013 vs. $311,000 and $979,000, respectively, during the same periods of 2012. The primary growth in non-interest income was from revenue generated from a significant increase in core checking account growth during 2013. This growth in revenue was reduced somewhat by a decrease in mortgage income during the third quarter and year-to-date – a nationwide trend due to an uptick in interest rates during the quarter and a corresponding drop in the mortgage refinancing business.

“We are very pleased with the strong growth in our earnings for the first nine months of 2013, stated Susan Still, President and CEO. In spite of a sluggish economic recovery, we have grown our loan portfolio very competitively during the year and maintained a strong net interest margin during a protracted period of low interest rates,” she continued. “In addition, a meaningful reduction in our loan loss provision due to stronger loan quality also contributed to core earnings growth during 2013,” stated Still.

Balance Sheet

Total assets grew to $385.1 million at September 30, 2013 from $370.5 million at December 31, 2012. Loan growth continued to improve during the first nine months of 2013, increasing from $274.9 million at December 31, 2012 to $287.3 million at September 30, 2013. Total Deposits also grew during the same period from $310.0 million at December 31, 2012 to $325.4 million at September 30, 2013. Total non-interest bearing deposits increased 33% from $32.6 million to $43.4 million during the first nine months of 2013 while higher cost interest bearing deposits increased from $277.4 million to $282.0 million. Strong checking account growth and lower cost funding were major contributors to the improved earnings and net interest margin for the first nine months of 2013.

With the Company’s $14 million capital raise that closed on June 28, 2013, $10.4 million of the proceeds were used to repay TARP in full during the 3rd quarter of 2013. The capital ratios improved, accordingly, and remained well above regulatory standards for well-capitalized banks through September 30, 2013.

Asset Quality

Loan quality continued to improve significantly during the first nine months of 2013 with the level of nonperforming loans dropping from $1.09 million or 0.41% of Total Loans at September 30, 2012 to $801,000 or 0.28% of Total Loans at September 30, 2013. Other Real Estate Owned (OREO) also decreased 17% or $1.7 million from $10.1 million at September 30, 2012 to $8.4 million at September 30, 2013. Nonperforming assets, including OREO, to total assets improved from 3.03% at September 30, 2012 to 2.39% at September 30, 2013.

In addition, net charge-offs thru September 30, 2013 dropped over 80% to $231,000 or 0.09% of Total Loans from $1.5 million or .56% of Total Loans during the first nine months of 2012. The Company’s Allowance for Loan Losses dropped accordingly at September 30, 2013 and totaled $3.68 million or 1.28% of Total Loans vs. $3.9 million and 1.46% of Total Loans at September 30, 2012.

“Strong progress has been made in improving and stabilizing our asset quality,” stated Still. “With a significant reduction in non-performing loans during the first nine months of 2013, our continued emphasis will be on prudently reducing the level of bank owned real estate,” she continued.

HomeTown Bank offers a full range of banking services to small and medium-size businesses, real estate investors and developers, private investors, professionals and individuals. The Bank serves the Roanoke and New River Valleys and Smith Mountain Lake through five branches and a loan production office. A high level of responsive and professional service coupled with local decision-making is the hallmark of its banking strategy.

* * *

Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.

(See Attached Financial Statements for quarter ending September 30, 2013)

HOMETOWN BANKSHARES CORPORATION

Condensed Consolidated Balance Sheets

September 30, 2013 and December 31, 2012

In Thousands, Except Share and Per Share Data	September 30, 2013	December 31, 2012
	(Unaudited)
Assets
Cash and due from banks	$14,464	$9,812
Federal funds sold	1,420	196
Securities available for sale, at fair value	59,609	63,466
Restricted equity securities, at cost	2,414	2,591
Loans, net of allowance for loan losses of $3,684 in 2013 and $3,790 in 2012	283,640	271,147
Property and equipment, net	11,371	9,754
Other real estate owned, net	8,400	8,938
Other assets	3,734	4,547
Total assets	$385,052	$370,451

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$43,363	$32,627
Interest-bearing	282,005	277,370
Total deposits	325,368	309,997
Short term borrowings	522	216
Federal Home Loan Bank borrowings	19,000	22,000
Other liabilities	924	1,519
Total liabilities	345,814	333,732

Stockholders’ Equity:
Preferred stock	13,300	10,232
Common stock	16,351	16,167
Surplus	15,330	15,487
Retained deficit	(5,427)	(6,587)
Accumulated other comprehensive (loss) income	(316)	1,420
Total stockholders’ equity	39,238	36,719
Total liabilities and stockholders’ equity	$385,052	$370,451

HOMETOWN BANKSHARES CORPORATION

Condensed Consolidated Statements of Income

For the Three and Nine Months Ended September 30, 2013 and 2012

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
In Thousands, Except Share and Per Share Data	2013	2012	2013	2012
Interest income:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Loans and fees on loans	$3,637	$3,471	$10,687	$10,280
Taxable investment securities	288	371	979	1,282
Nontaxable investment securities	58	18	121	30
Other interest income	37	36	106	102
Total interest income	4,020	3,896	11,893	11,694

Interest expense:
Deposits	459	558	1,402	1,779
Preferred stock dividends	-	-	-	38
Other borrowed funds	94	94	281	306
Total interest expense	553	652	1,683	2,123
Net interest income	3,467	3,244	10,210	9,571

Provision for loan losses	-	130	125	1,408

Net interest income after provision for loan losses	3,467	3,114	10,085	8,163

Noninterest income:
Service charges on deposit accounts	77	68	227	206
ATM and interchange income	80	55	233	165
Mortgage loan brokerage fees	62	110	225	262
Gains on sales of investment securities	8	-	116	127
Other income	91	78	287	219
Total noninterest income	318	311	1,088	979

Noninterest expense:
Salaries and employee benefits	1,355	1,264	4,072	3,629
Occupancy and equipment expense	331	307	972	942
Advertising and marketing expense	99	100	364	297
Professional fees	58	77	355	271
Loss on sales and writedowns of other real estate owned	-	111	351	146
Other real estate owned expense	91	72	192	249
Other expense	703	618	1,970	1,935
Total noninterest expense	2,637	2,549	8,276	7,469
Net income before income taxes	1,148	876	2,897	1,673
Income tax expense (benefit)	376	292	958	(2,366)
Net income	772	584	1,939	4,039
Dividends declared on preferred stock	372	133	639	400
Accretion of discount on preferred stock	102	19	142	56
Net income available to common shareholders	$298	$432	$1,158	$3,583
Basic earnings per common share	$0.09	$0.13	$0.35	$1.10
Diluted earnings per common share	$0.09	$0.13	$0.33	$1.10
Weighted average common shares outstanding	3,270,299	3,262,518	3,268,646	3,258,385
Diluted average common shares outstanding	5,510,299	3,262,518	4,048,133	3,258,385

HOMETOWN BANKSHARES CORPORATION
Financial Highlights	Three	Three	Nine	Nine
(Unaudited)	Months	Months	Months	Months
	Ended Sep. 30 2013	Ended Sep. 30 2012	Ended Sep. 30 2013	Ended Sep. 30 2012
PER COMMON SHARE
Earnings per share, basic	$0.09	$0.13	$0.35	$1.10
Earnings per share, diluted	$0.09	$0.13	$0.33	$1.10
Book value			$7.93	$8.00

FINANCIAL RATIOS
Return on average assets	0.78%	0.63%	0.68%	1.47%
Return on average shareholders' equity	6.27%	6.64%	6.28%	15.60%
Net interest margin (tax equivalent)	3.91%	3.80%	3.91%	3.81%
Efficiency	67.38%	66.59%	69.16%	67.88%
Net charge-offs (recoveries) to average loans (annualized)	(0.03)%	0.37%	0.11%	0.77%
Loans to deposits			88.31%	85.61%

ALLOWANCE FOR LOAN LOSSES (in thousands)
Beginning balance	$3,660	$4,019	$3,790	$3,979
Provision for loan losses	-	130	125	1,408
Charge-offs	(1)	(248)	(564)	(1,487)
Recoveries	25	-	333	1
Ending balance	$3,684	$3,901	$3,684	$3,901

ASSET QUALITY RATIOS
Nonperforming assets to total assets			2.39%	3.03%
Nonperforming loans to total loans			0.28%	0.41%
Allowance for loan losses to total loans			1.28%	1.46%
Allowance for loan losses to nonaccrual loans			459.8%	356.4%

COMPOSITION OF RISK ASSETS (in thousands)
Nonperforming assets:
90 days past due and accruing			$-	$-
Nonaccrual loans			801	1,094
Other real estate owned			8,400	10,090
Total nonperforming assets			$9,201	$11,184

Performing restructured loans			$6,309	$6,362
Non-performing restructured loans included in nonaccrual loans above			39	202
Total restructured loans			$6,348	$6,564